AMCOL International Corporation (NYSE: ACO) Reports First Quarter Results

HOFFMAN ESTATES, IL -- (Marketwire - April 21, 2010) - AMCOL International Corporation (NYSE: ACO) today reported 2010 first quarter net income attributable to AMCOL shareholders of $0.20 per diluted share as compared to $0.14 per diluted share in the prior year's period.

Net sales increased 6.4% to $175.0 million for the quarter ended March 31, 2010 from $164.4 million in the 2009 period. Foreign currency fluctuations had a favorable 3.8% impact on our sales results for the quarter. As compared to the prior year's first quarter, operating profit increased marginally and our losses from affiliates and joint ventures approximated the same amount. Our interest expense was less than the prior year's quarter as it benefited from overall lower average interest rates as well as the significant amount of debt reduction throughout 2009.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included later in this press release.

"Given the range of our business segments, the results of our first quarter are often unpredictable. However, we are pleased that our consolidated revenue increased by more than 6% when compared to Q1 2009," said Larry Washow, AMCOL President and Chief Executive Officer. "The quarter showed strengthening in our Minerals and Materials business, but our Environmental results were severely impacted by the unusually cold weather around the world. We did see sequential improvement in Oilfield Services, but margins have not yet returned to their historical levels."

Washow continued, "Our Minerals & Materials segment improved globally with a rebound in the US metalcasting market leading the way as the automotive and heavy equipment industry sales were up substantially over last year. Asia continues to build on the increased activity we saw in late 2009, and Europe is strengthening as well."

"Our Environmental segment results were disappointing as sales were down almost 14% from last year. The weather had a significant impact on our business as the long winter delayed several projects. Commercial construction is still very slow in most regions. This segment is seasonal so we will see the traditional strengthening in the next two quarters," Washow added.

"Oilfield Service activity did increase somewhat this quarter which helped improve the sequential sales and margins but we are still down from the same period last year. Greater oil prices are helping, but this is offset somewhat by continued low natural gas pricing. We do expect a positive impact from our international activity as we continue to focus on global expansion of this segment," Washow continued.

"While we are a long way from where we want to be, we are encouraged with the improving Minerals & Materials business as it was the first to show the impact of the economic slowdown and may be a leading indicator of the improving economic environment. The worst winter in many years slowed the start of the Environmental business but there are many projects that will ship in the months ahead. We will continue to focus on the balance sheet while we look for stronger growth in 2010," Washow concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the segment results schedules included in this press release.

Net sales: The following details the components of sales by segment for the 2010 first quarter as compared to the prior year's first quarter.

Minerals and Materials: The majority of the increase in the quarter's revenue was due to increased volumes, principally in our domestic and Asian metalcasting divisions. These divisions benefited from greater demand as castings for automobiles and heavy equipment has increased. Approximately 16% of the increase in sales results from favorable foreign currency exchange rate movements.

Environmental: Organic revenues decreased primarily due to inclement weather conditions domestically as well as in Europe. The conditions delayed the sales of products and services, especially those within our Lining Technologies and Contracting Services, as construction jobs themselves were delayed. These reductions were somewhat offset by favorable foreign currency rate movements, primarily in our European currencies.

Oilfield Services: Continued domestic competition and uncertainty as to future natural gas prices resulted in lower revenues within this segment. Our international operations experienced an increase in revenues, however, as our Australian operations benefited from a large contract.

Transportation: Increased fuel-surcharge revenue represented 59% of the increase in revenues; the remaining increase was due to increased shipments.

Gross profit: Gross profit increased $1.3 million, or 3.1%, from the 2009 first quarter while gross margin decreased 80 basis points.

Minerals: Gross profit increased $8.0 million, or 49.6%, from the 2009 quarter, and gross margins increased 460 basis points to 24.8%, principally due to greater volumes and increased operating efficiencies.

Environmental: Gross profit decreased $3.1 million, or 22.0%, from the 2009 quarter. Gross margins also decreased 310 basis points to 28.8%. The decrease in gross margin results from the lower volumes.

Oilfield Services: Gross profit and gross margin decreased $3.6 million, or 30.9%, and 990 basis points from the 2009 quarter due to the reduction in revenues, particularly in capital intensive operating divisions.

General, selling and administrative expenses (GS&A): GS&A expenses increased $0.7 million, or 2.2%, from the prior year quarter. Unfavorable foreign currency exchange rates had a large impact in our Minerals and Materials and Environmental segments, a $0.9 million combined impact. Increased employee compensation and benefits expenses within our Minerals and Materials segment accounted for the remainder of the increase. GS&A expenses within our Oilfield Services and Transportation segments remained relatively constant as compared to the prior year. Our Corporate segment GS&A expenses decreased due to reduced employee benefit expenses, especially those related to our pension benefits.

Interest expense, net: Interest expense, net decreased $1.2 million due to lower average debt levels and reduced overall average interest rates. In 2009, we reduced debt levels by $50 million, and thus the 2010 debt levels were significantly lower than those that existed in the prior year's comparable quarter.

Other, net: Other, net is comprised mostly of foreign currency transaction gains and losses. The $0.8 million improvement is primarily due to fewer losses on foreign currency exchange transactions.

Income taxes: Our 2010 first quarter results include income tax expense of $2.2 million versus an expense of $1.6 million in the prior year period. The increased expense results from greater pre-tax income. The effective tax rate decreased, however, as a greater portion of this pre-tax income was generated in our overseas operations, which typically have tax rates which are less than those in effect in the United States.

Share count: Our weighted average common and common equivalent shares outstanding increased 1.6% to 31.4 million; this did not affect EPS.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt increased $6.0 million to $213.0 million at March 31, 2010, compared to $207.0 million at December 31, 2009. The increase was primarily due to our increased working capital levels and capital expenditures. Total long-term debt, net represented 36.0% of capitalization at March 31, 2010, compared with 35.3% at December 31, 2009. Cash and cash equivalents decreased $4.3 million to $23.4 million at March 31, 2010 compared to December 31, 2009.

Net working capital increased $8.3 million from December 31, 2009 to $212.0 million at March 31, 2010. The increase in working capital was due to increased sales volumes.

Cash flow generated from operating activities was $8.6 million for year-to-date March 31, 2010 compared with $40.7 million in the prior year period. In 2009, we decreased our working capital levels significantly in response to the economic recession. Thus, we generated significantly less cash flows from operations in the 2010 period as working capital levels increased from their December 31, 2009 levels in response to increased sales and seasonality.

Non-corporate building capital expenditures in the 2010 period were $7.5 million less than the prior year's comparable period, which included $15.1 million of expenditures to purchase our chrome mine in South Africa. Capital expenditures related to our South Africa operations were $11.1 million in the three months ended March 31, 2010.

Dividends through March 31, 2010 remained roughly the same over the prior year period as our dividend rate has remained constant at $0.18 per quarter per share since the third quarter of 2008.

This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL's expectations.

AMCOL International, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's fourth quarter conference call will be available live today at 11 a.m. ET on the AMCOL website or by dialing 1.888.378.4353.

                      AMCOL INTERNATIONAL CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               (unaudited)
                 (In thousands, except per share data)

                                                      Three Months Ended
                                                           March 31,
                                                     --------------------
                                                       2010       2009
                                                     =========  =========

Net sales                                            $ 174,951  $ 164,419
Cost of sales                                          130,404    121,199
                                                     ---------  ---------
  Gross profit                                          44,547     43,220

General, selling and administrative expenses            33,787     33,053
                                                     ---------  ---------
  Operating profit                                      10,760     10,167
                                                     ---------  ---------
Other income (expense):
  Interest expense, net                                 (2,216)    (3,407)
  Other, net                                              (447)    (1,212)
                                                     ---------  ---------
                                                        (2,663)    (4,619)
                                                     ---------  ---------

  Income before income taxes and income (loss) from
   affiliates and joint ventures                         8,097      5,548
Income tax expense                                       2,182      1,571
                                                     ---------  ---------
  Income before income (loss) from affiliates and
   joint ventures                                        5,915      3,977

Income (loss) from affiliates and joint ventures           (91)        (8)

                                                     ---------  ---------
  Net income                                             5,824      3,969
                                                     ---------  ---------

Net income (loss) attributable to the noncontrolling
 interest                                                 (304)      (207)

                                                     ---------  ---------
Net income (loss) attributable to AMCOL shareholders $   6,128  $   4,176
                                                     =========  =========

Weighted average common shares outstanding              31,041     30,694
Weighted average common and common equivalent shares
 outstanding                                            31,419     30,909

Basic earnings per share attributable to AMCOL
 shareholders                                        $    0.20  $    0.14

Diluted earnings per share attributable to AMCOL
 shareholders                                        $    0.20  $    0.14

Dividends declared per share                         $    0.18  $    0.18

                      AMCOL INTERNATIONAL CORPORATION
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                                  March 31,   December 31,
                                                    2010         2009
                                                 (unaudited)       *
                                                ============= =============
ASSETS

 Current assets:
   Cash and equivalents                         $      23,387 $      27,669
   Accounts receivable, net                           150,238       148,260
   Inventories                                         95,037        96,173
   Prepaid expenses                                    13,150        12,509
   Deferred income taxes                                7,143         6,525
   Income tax receivable                                5,352         2,431
   Other                                                5,490           463
                                                ------------- -------------
     Total current assets                             299,797       294,030
                                                ------------- -------------

 Investments in and advances to affiliates and
  joint ventures                                       31,587        32,228
                                                ------------- -------------

 Property, plant, equipment, mineral rights and
  reserves:
   Land and mineral rights                             58,075        57,898
   Depreciable assets                                 425,327       414,617
                                                ------------- -------------
                                                      483,402       472,515
   Less: accumulated depreciation and depletion       239,723       236,269
                                                ------------- -------------
                                                      243,679       236,246
                                                ------------- -------------

 Other assets:
   Goodwill                                            70,311        71,156
   Intangible assets, net                              46,139        47,185
   Available-for-sale securities                       22,452        25,563
   Deferred income taxes                                2,074         2,513
   Other assets                                        21,827        25,339
                                                ------------- -------------
                                                      162,803       171,756
                                                ------------- -------------
                                                $     737,866 $     734,260
                                                ============= =============
LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
   Accounts payable                             $      45,867 $      40,335
   Accrued liabilities                                 41,958        49,981
                                                ------------- -------------
     Total current liabilities                         87,825        90,316
                                                ------------- -------------

 Long-term debt                                       212,993       207,017
                                                ------------- -------------
 Pension liabilities                                   20,399        20,403
 Deferred compensation                                  7,913         7,544
 Other liabilities                                     29,361        29,208
                                                ------------- -------------
                                                       57,673        57,155
                                                ------------- -------------
 Equity:
   Common stock                                           320           320
   Additional paid in capital                          86,133        84,830
   Retained earnings                                  275,762       275,200
   Accumulated other comprehensive income              28,302        32,174
                                                ------------- -------------
                                                      390,517       392,524
 Less:
   Treasury stock                                      12,455        14,377
                                                ------------- -------------
 Total AMCOL shareholders' equity                     378,062       378,147
                                                ------------- -------------
   Noncontrolling interest                              1,313         1,625
                                                ------------- -------------
 Total equity                                         379,375       379,772
                                                ------------- -------------

                                                $     737,866 $     734,260
                                                ============= =============

* Condensed from audited financial statements.

                      AMCOL INTERNATIONAL CORPORATION
        CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
                              (In thousands)

                                                        Three Months Ended
                                                            March 31,
                                                        ------------------
                                                          2010      2009
                                                        ========  ========
Cash flow from operating activities:
  Net income                                            $  5,824  $  3,969
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation, depletion, and amortization              8,552     8,958
    Other non-cash charges                                 2,008     2,349
    Changes in assets and liabilities, net of effects
     of acquisitions:
      Decrease (Increase) in current assets               (4,185)   38,898
      Decrease (Increase) in noncurrent assets            (1,193)      446
      Increase (decrease) in current liabilities          (1,674)  (14,677)
      Increase (decrease) in noncurrent liabilities         (771)      710
                                                        --------  --------
        Net cash provided by (used in) operating
         activities                                        8,561    40,653
                                                        --------  --------

Cash flow from investing activities:
  Capital expenditures                                   (16,077)  (23,597)
  Capital expenditures - corporate building                    -    (6,400)
  Proceeds from sale of depreciable assets - corporate
   building                                                    -     6,400
  Receipts from (advances to) Chrome Corp                      -     6,000
  Investments in and advances to affiliates and joint
   ventures                                                 (110)     (575)
  Other                                                      269       479
                                                        --------  --------
        Net cash used in investing activities            (15,918)  (17,693)
                                                        --------  --------

Cash flow from financing activities:
  Net change in outstanding debt                           6,882    (3,227)
  Proceeds from sales of treasury stock                    1,995       743
  Purchases of treasury stock                                  -      (165)
  Dividends                                               (5,566)   (5,505)
  Excess tax benefits from stock-based compensation           22       612
                                                        --------  --------
        Net cash provided by (used in) financing
         activities                                        3,333    (7,542)
                                                        --------  --------

Effect of foreign currency rate changes on cash             (258)   (2,298)
                                                        --------  --------
Net increase (decrease) in cash and cash equivalents      (4,282)   13,120
                                                        --------  --------
Cash and cash equivalents at beginning of period          27,669    19,441
                                                        --------  --------
Cash and cash equivalents at end of period              $ 23,387  $ 32,561
                                                        ========  ========

                   AMCOL INTERNATIONAL CORPORATION
                     SEGMENT RESULTS (unaudited)
                          YEAR-TO-DATE

                                   Three Months Ended March 31,
                      -----------------------------------------------------
Minerals and
 Materials                  2010              2009          2010 vs 2009
                      ----------------- ----------------- -----------------
                                      (Dollars in Thousands)
                      =====================================================

Net sales             $ 97,688   100.0% $ 80,157   100.0% $ 17,531    21.9%
Cost of sales           73,478    75.2%   63,975    79.8%    9,503    14.9%
                      -------- -------  -------- -------  --------
  Gross profit          24,210    24.8%   16,182    20.2%    8,028    49.6%
General, selling and
 administrative
 expenses                9,904    10.1%    8,574    10.7%    1,330    15.5%
                      -------- -------  -------- -------  --------
 Operating profit       14,306    14.7%    7,608     9.5%    6,698    88.0%
                      ======== =======   ======= =======  ======== =======

                                 Three Months Ended March 31,
                      -----------------------------------------------------
Environmental              2010               2009           2010 vs 2009
                      ----------------- ------------------ ----------------
                                     (Dollars in Thousands)
                      =====================================================

Net sales             $ 38,175   100.0% $ 44,233   100.0% $ (6,058)  -13.7%
Cost of sales           27,179    71.2%   30,134    68.1%   (2,955)   -9.8%
                      -------- -------   ------- -------  --------
  Gross profit          10,996    28.8%   14,099    31.9%   (3,103)  -22.0%
General, selling and
 administrative
 expenses               11,213    29.4%   10,405    23.5%      808     7.8%
                      -------- -------   ------- -------  --------
  Operating profit
   (loss)                 (217)   -0.6%    3,694     8.4%   (3,911) -105.9%

                      ======== =======   ======= =======  ======== =======

                                  Three Months Ended March 31,
                      -----------------------------------------------------
Oilfield Services           2010              2009           2010 vs 2009
                      ----------------- ----------------- -----------------
                                     (Dollars in Thousands)
                      =====================================================

Net sales             $ 30,204   100.0% $ 31,898   100.0% $ (1,694)   -5.3%
Cost of sales           22,190    73.5%   20,293    63.6%    1,897     9.3%
                      -------- -------   ------- -------  --------
  Gross profit           8,014    26.5%   11,605    36.4%   (3,591)  -30.9%
General, selling and
 administrative
 expenses                6,786    22.5%    6,688    21.0%       98     1.5%
                      -------- -------   ------- -------  --------
  Operating profit       1,228     4.0%    4,917    15.4%   (3,689)  -75.0%

                      ======== =======   ======= =======  ======== =======

                                  Three Months Ended March 31,
                      -----------------------------------------------------
Transportation              2010              2009           2010 vs 2009
                      ----------------- ----------------- -----------------
                                     (Dollars in Thousands)
                      =====================================================

Net sales             $ 12,120   100.0% $ 11,291   100.0% $    829     7.3%
Cost of sales           10,793    89.1%    9,957    88.2%      836     8.4%
                      -------- -------  -------- -------  --------
  Gross profit           1,327    10.9%    1,334    11.8%       (7)   -0.5%
General, selling and
 administrative
 expenses                  816     6.7%      853     7.6%      (37)   -4.3%
                      -------- -------  -------- -------  --------
 Operating profit          511     4.2%      481     4.2%       30     6.2%

                      ======== =======  ======== =======  ======== =======

                            Three Months Ended March 31,
                      ---------------------------------------
Corporate               2010       2009        2010 vs 2009
                      --------  ---------   -----------------
                               (Dollars in Thousands)
                      =======================================

Intersegment
 shipping sales       $ (3,236)  $ (3,160)  $    (76)
Intersegment
 shipping costs         (3,236)    (3,160)  $    (76)
                      --------   --------
  Gross profit               -          -
General, selling and
 administrative
 expenses                5,068      6,533     (1,465)  -22.4%
                      --------   --------   --------
Operating loss          (5,068)    (6,533)     1,465   -22.4%

                      ========   ========   ========  ======

                       AMCOL INTERNATIONAL CORPORATION
                    SUPPLEMENTARY INFORMATION (unaudited)
                                YEAR-TO-DATE

                                    Three Months Ended March 31, 2010
                              --------------------------------------------
  Composition of Sales by
    Geographic Region          Americas     EMEA      Asia Pacific   Total
                              --------- ------------  ------------  ------
Minerals and materials            35.3%          9.8%         10.7%   55.8%
Environmental                     10.4%          9.2%          2.2%   21.8%
Oilfield services                 14.4%          0.6%          2.3%   17.3%
Transportation                     5.1%          0.0%          0.0%    5.1%
                              --------  ------------  ------------  ------
Total - current year's
 period                           65.2%         19.6%         15.2%  100.0%
                              ========  ============  ============  ======
Total from prior year's
 comparable period                70.3%         20.0%          9.7%  100.0%

                                    Three Months Ended March 31, 2010
                                                  vs.
                                    Three Months Ended March 31, 2009
                              --------------------------------------------
  Percentage of Revenue                                 Foreign
   Growth by Component         Organic  Acquisitions    Exchange     Total
                              --------  ------------  ------------  ------
Minerals and materials            8.9%          0.0%          1.7%   10.6%
Environmental                    -5.3%          0.1%          1.5%   -3.7%
Oilfield services                -1.6%          0.0%          0.6%   -1.0%
Transportation                    0.5%          0.0%          0.0%    0.5%
                              --------  ------------  ------------  ------
Total                             2.5%          0.1%          3.8%    6.4%
                              ========  ============  ============  ======
% of growth                      39.4%          2.0%         58.6%  100.0%

                               Three Months Ended March 31,
                              -----------------------------
                                2010      2009    % change
  Minerals and Materials      --------- --------- ---------
    Product Line Sales            (Dollars in Thousands)
                              =============================
Metalcasting                  $  44,340 $  31,541     40.6%
Specialty materials              25,808    22,662     13.9%
Pet products                     16,438    17,415     -5.6%
Basic minerals                    9,346     7,850     19.1%
Other product lines               1,756       689        *
                              --------- ---------
  Total                          97,688    80,157
                              ========= =========
    * Not meaningful.

                               Three Months Ended March 31,
                              -----------------------------
   Environmental Product        2010      2009    % change
        Line Sales            --------- --------- ---------
                                  (Dollars in Thousands)
                              =============================
Lining technologies           $  16,565 $  20,105    -17.6%
Building materials               12,501    12,378      1.0%
Contracting services              4,214     6,648    -36.6%
Drilling products                 4,895     5,102     -4.1%
                              --------- ---------
  Total                          38,175    44,233
                              ========= =========

For further information, contact:
Don Pearson
Vice President & CFO
847.851.1500